Exhibit 99.1
Financial Statements
Regulus Therapeutics Inc.
Years Ended December 31, 2009 and 2008 and the Period
from September 6, 2007 (inception) to December 31, 2007
With Report of Independent Auditors

Regulus Therapeutics Inc.
Financial Statements
Years Ended December 31, 2009 and 2008 and the Period from
September 6, 2007 (inception) to December 31, 2007

Report of Independent Auditors
Board of Directors
Regulus Therapeutics Inc.
We have audited the accompanying balance sheets of Regulus Therapeutics Inc. (formerly Regulus Therapeutics LLC) as of December 31, 2009 and 2008, the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009 and the related statements of operations, members’ equity, and cash flows for the year ended December 31, 2008 and the period from September 6, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Regulus Therapeutics Inc. (formerly Regulus Therapeutics LLC) at December 31, 2009 and 2008, and the results of its operations and its cash flows for the years ended December 31, 2009 and 2008 and the period from September 6, 2007 (inception) to December 31, 2007, in conformity with U.S. generally accepted accounting principles.
/s/ Ernst & Young LLP
February 26, 2010

Regulus Therapeutics Inc.
Balance Sheets

	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$16,227,883	$22,410,522
Short-term investments	14,480,421	—
Contracts receivable	—	60,253
Deferred tax asset	138,449	—
Other current assets	160,207	126,070

Total current assets	31,006,960	22,596,845

Fixed assets, net	1,206,924	743,318
Patents, net	416,840	314,954
Licenses, net	43,542	23,125
Deferred tax asset, non-current portion	255,767	—

Total assets	$32,930,033	$23,678,242

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$419,916	$600,734
Payables to related parties	852,438	2,060,177
Accrued payroll	698,408	474,726
Income taxes payable	534,822	—
Accrued expenses	140,919	136,623
Current portion of notes payable	317,013	—
Current portion of deferred revenue	2,928,484	2,857,098

Total current liabilities	5,892,000	6,129,358

Non-current liabilities:
Convertible notes payable	5,341,747	5,179,247
Deferred revenue	8,125,000	10,625,000
Notes payable, net of current portion	631,941	—

Total liabilities	19,990,688	21,933,605

Stockholders’ equity:
Common stock, $0.001 par value; 32,000,000 and zero shares authorized at December 31, 2009 and 2008, respectively, zero shares issued and outstanding at December 31, 2009 and 2008, respectively	—	—
Series A convertible preferred stock, $0.001 par value; 25,000,000 authorized, 24,900,000 and zero shares issued and outstanding at December 31, 2009 and 2008, respectively; liquidation preference of $49,800,000 and $0 at December 31, 2009 and 2008, respectively	24,900	—
Additional paid-in capital	32,764,482	—
Members’ equity	—	12,690,491
Accumulated other comprehensive loss	(251)	—
Accumulated deficit	(19,849,786)	(10,945,854)

Total stockholders’ equity	12,939,345	1,744,637

Total liabilities and stockholders’ equity	$32,930,033	$23,678,242

See accompanying notes.

Regulus Therapeutics Inc.
Statements of Operations

			Period from
			September 6,
			2007
			(inception) to
	Year Ended December 31,		December 31,
	2009	2008	2007

Revenues:
Research and development revenue under collaborative arrangements	$3,000,000	$1,875,000	$—
Grant revenue	13,247	236,290	119,562

Total revenues	3,013,247	2,111,290	119,562

Expenses:
Research and development	9,034,338	9,158,945	1,314,945
General and administrative	2,755,213	2,870,157	226,041

Total operating expenses	11,789,551	12,029,102	1,540,986

Loss from operations	(8,776,304)	(9,917,812)	(1,421,424)

Other income (expense):
Interest income	184,894	434,924	137,705
Interest expense	(171,916)	(179,247)	—

Total other income	12,978	255,677	137,705

Loss before income tax	(8,763,326)	(9,662,135)	(1,283,719)

Income tax expense	(140,606)	—	—

Net loss	$(8,903,932)	$(9,662,135)	$(1,283,719)

See accompanying notes.

Regulus Therapeutics Inc.
Statements of Members’ Equity and Stockholders’ Equity

				Accumulated
	Series A Convertible		Additional	Other
	Preferred Stock		Paid-in	Comprehensive	Members’	Accumulated
	Shares	Amount	Capital	Income	Equity	Deficit	Total

Capital investment in limited liability company at September 6, 2007 (inception) by Alnylam Pharmaceuticals, Inc.	—	$—	$—	$—	$10,000,000	$—	$10,000,000
Patents exclusively licensed to Regulus from Isis Pharmaceuticals, Inc. at September 6, 2007 (inception)	—	—	—	—	161,629	—	161,629
Non-cash compensation expense related to stock options issued by Isis Pharmaceuticals, Inc.	—	—	—	—	91,975	—	91,975
Non-cash compensation expense related to stock options issued by Alnylam Pharmaceuticals, Inc.	—	—	—	—	320,303	—	320,303
Net loss and comprehensive loss	—	—	—	—	—	(1,283,719)	(1,283,719)

Balance at December 31, 2007	—	—	—	—	10,573,907	(1,283,719)	9,290,188
Capital contribution by Alnylam Pharmaceuticals, Inc.	—	—	—	—	100,000	—	100,000
Non-cash compensation expense related to stock options issued by Isis Pharmaceuticals, Inc.	—	—	—	—	490,442	—	490,442
Non-cash compensation expense related to stock options issued by Alnylam Pharmaceuticals, Inc.	—	—	—	—	1,526,142	—	1,526,142
Net loss and comprehensive loss	—	—	—	—	—	(9,662,135)	(9,662,135)

Balance at December 31, 2008	—	—	—	—	12,690,491	(10,945,854)	1,744,637
Conversion from an LLC to C-corporation	14,900,000	14,900	12,675,591	—	(12,690,491)	—	—
Issuance of Series A convertible preferred stock at $2 per share	10,000,000	10,000	19,990,000	—	—	—	20,000,000
Non-cash compensation expense related to stock options issued by
Regulus Therapeutics Inc.	—	—	626,870	—	—	—	626,870
Non-cash compensation benefit related to stock options issued by Alnylam Pharmaceuticals, Inc.	—	—	(527,979)	—	—	—	(527,979)
Changes in unrealized losses	—	—	—	(251)	—	—	(251)
Net loss	—	—	—	—	—	(8,903,932)	(8,903,932)

Comprehensive loss							(8,904,183)

Balance at December 31, 2009	24,900,000	$24,900	$32,764,482	$(251)	$—	$(19,849,786)	$12,939,345

See accompanying notes.

Regulus Therapeutics Inc.
Statements of Cash Flows

			Period from
			September 6,
			2007
			(inception) to
	Year Ended December 31,		December 31,
	2009	2008	2007

Operating activities
Net loss	$(8,903,932)	$(9,662,135)	$(1,283,719)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization expense	218,348	15,905	—
Amortization of (discount) premium on investments, net	66,923	—	—
(Gain) loss on investments	(13,187)	—	—
Compensation related to stock options	98,891	2,016,584	412,278
Deferred income taxes	(394,216)	—	—
Change in operating assets and liabilities:
Contracts receivable	60,253	65,602	(125,855)
Other current assets	(34,137)	(115,422)	(10,648)
Accounts payables	(180,818)	600,734	—
Payables to related parties	(1,207,739)	893,741	1,139,191
Accrued payroll	223,682	474,726	—
Accrued expenses	4,296	281,596	6,294
Accrued interest	162,500	—	—
Deferred revenue	(2,428,614)	13,482,098	—
Income tax payable	534,822	—	—

Net cash (used in) provided by operating activities	(11,792,928)	8,053,429	137,541

Investing activities
Purchases of fixed assets	(676,502)	(755,534)	—
Purchases of investments	(20,509,438)	—	—
Proceeds from the sale of short-term investments	5,975,030	—	—
Trademark expenditures	—	—	—
Acquisition of patents	(102,755)	(99,914)	—
Acquisition of licenses	(25,000)	(25,000)	—

Net cash used in investing activities	(15,338,665)	(880,448)	—

Financing activities
Proceeds from issuance of Series A convertible preferred stock	20,000,000	—	—
Capital contribution	—	100,000	10,000,000
Principal payments on long-term obligations	(51,046)	—	—
Proceeds from issuance of long-term obligations	1,000,000	—	—
Proceeds from issuance of convertible notes payable	—	5,000,000	—

Net cash provided by financing activities	20,948,954	5,100,000	10,000,000

Net (decrease) increase in cash and cash equivalents	(6,182,639)	12,272,981	10,137,541
Cash and cash equivalents at beginning of period	22,410,522	10,137,541	—

Cash and cash equivalents at end of period	$16,227,883	$22,410,522	$10,137,541

Supplemental disclosure of cash flow information
Interest paid	$9,872	$—	$—

Supplemental disclosures of non-cash investing and financing activities
Patents exclusively licensed to Regulus from Isis Pharmaceuticals, Inc.	$—	$—	$161,629

Amounts accrued in payables to related parties for patent expenditures	$—	$16,614	$(10,631)

Amounts accrued in accrued expenses for patent expenditures	$17,264	$27,000	$—

See accompanying notes.

Regulus Therapeutics Inc.
Notes to Financial Statements
December 31, 2009
1. Organization and Basis of Presentation
Regulus Therapeutics Inc. (the Company) was organized and began operations as a Delaware Limited Liability Company on September 6, 2007 (inception). On January 2, 2009, the Company reorganized as Regulus Therapeutics Inc., a Delaware C-corporation.
The Company is a jointly owned biopharmaceutical company created to discover, develop and commercialize microRNA-based therapeutics that Isis Pharmaceuticals, Inc. (Isis), a pioneer in oligonucleotide drug technologies and a leader in the field of antisense therapeutics, and Alnylam Pharmaceuticals, Inc. (Alnylam), a leader in the field of RNAi therapeutics, formed. The Company intends to address therapeutic opportunities that arise from abnormal expression or mutations in microRNAs. Since microRNAs regulate the expression of broad networks of genes and biological pathways, microRNA-based therapeutics define a new strategy to target multiple points on disease pathways.
At inception, Isis and Alnylam granted the Company exclusive licenses to their intellectual property for microRNA therapeutic applications, as well as certain early fundamental patents in the microRNA field including the “Tuschl III” patent. Alnylam made an initial investment of $10,000,000 in cash to balance venture ownership; thereafter, Isis and Alnylam share funding of Regulus.
During 2008, the Company commenced its planned principal operations and as a result exited the development stage.
2. Significant Accounting Policies
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.
Concentrations of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents and short-term investments. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits.

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. Additionally, the Company established guidelines regarding approved investments and maturities of investments, which are designed to maintain safety and liquidity.
Cash, Cash Equivalents and Short-term Investments
Cash consists of deposits at the Company’s bank and there are no restrictions on withdrawal or use of the funds. The Company considers all liquid investments with maturities of 90 days or less when purchased to be cash equivalents. As a result, short-term investments have initial maturities of greater than 90 days from date of purchase. The Company classifies its short-term investments as “available-for-sale” and carries them at fair market value based upon prices for identical or similar items on the last day of the year. The Company records unrealized gains and losses as a separate component of stockholders’ equity and includes net realized gains and losses in interest income. The Company uses the specific identification method to determine the cost of securities sold. When the Company determines that a decline in the fair value below its cost basis is other-than-temporary, it recognizes an impairment loss in the year in which the other-than-temporary decline occurred. The Company determined that there were no other-than-temporary declines in value of short-term investments in 2009 and 2008 and the period from September 6, 2007 (inception) to December 31, 2007.
Fixed Assets
Fixed assets included on the Company’s balance sheets at December 31, 2009 and 2008, consists of laboratory equipment at a cost of $1,433,016 and $756,514, less accumulated depreciation of $226,092 and $13,196, respectively. The Company depreciates lab equipment on a straight-line method over an estimated five-year useful life. Depreciation expense was $212,896, $13,196 and $0 for the years ended December 31, 2009 and 2008 and the period from September 6, 2007 (inception) to December 31, 2007, respectively.
Patents
At inception, the Company recorded patents it received from Isis and Alnylam on a carryover basis, which represented the contributor’s carrying amount on their financial statements. Isis contributed patents with a carryover basis of $161,629.

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
The Company capitalizes additional costs which consist principally of outside legal costs and filing fees related to obtaining patents. The Company reviews its capitalized patent costs periodically to determine that they include costs for patent applications that have future value. The Company evaluates costs related to patents that it is not actively pursuing and writes off any of these costs. The Company amortizes patent costs over their estimated useful lives of ten years, beginning with the date the patents are issued. Accumulated amortization related to patents was $1,703 and $834 at December 31, 2009 and 2008, respectively. The weighted-average remaining life of issued patents was eight years at December 31, 2009. Amortization expense was $869, $834 and $0 for the years ended December 31, 2009 and 2008 and the period from September 6, 2007 (inception) to December 31, 2007, respectively. Estimated amortization expense is $878 for each of the years ending December 31, 2010, 2011, 2012, 2013, and 2014.
Licenses
The Company obtains licenses from third parties and capitalizes the costs related to exclusive licenses. The Company amortizes licenses over an estimated useful life of ten years. Accumulated amortization related to licenses was $6,458 and $1,875 at December 31, 2009 and 2008, respectively. Amortization expense was $4,583, $1,875 and $0 for the years ended December 31, 2009 and 2008 and the period from September 6, 2007 (inception) to December 31, 2007, respectively. Estimated amortization expense is $5,278 for each of the years ending December 31, 2010, 2011, 2012, 2013 and 2014.
Long-Lived Assets
The Company assesses the value of its long-lived assets, which include fixed assets, patents and licenses acquired from third parties, for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. The Company has not recorded any write-downs of its long-lived assets to their estimated net realizable values.
Revenue Recognition
The Company recognizes revenue when it satisfies all of its contractual obligations and reasonably believes it can collect the outstanding receivable. In 2008, the Company entered into a collaboration agreement with GlaxoSmithKline (GSK). As part of the GSK collaboration, the Company received a $15,000,000 non-refundable upfront payment. The Company recognizes

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
revenue related to non-refundable upfront payments ratably over its period of performance relating to the term of the contractual arrangements. The period of performance for the GSK collaboration, based on the research and development plan included in the agreement, is estimated at six years ending in March 2014.
The GSK collaboration also includes contractual milestones. When the Company achieves these milestones, it is entitled to payment, as defined by the underlying agreements. The Company generally recognizes revenue related to milestone payments upon completion of the milestone’s substantive performance requirement, as long as the Company is reasonably assured of collecting the receivable and it has no future performance obligations related to achievement of the milestone. In May 2009, the Company earned its first milestone payment under the GSK collaboration, and recognized $500,000 in revenue associated with the milestone payment.
The Company received a Small Business Innovation Research grant from the National Institute of Allergy and Infectious Diseases, a part of the National Institutes of Health, which was funding further research for the miR-122 program. Prior to the end of the grant in January 2009, the Company recognized revenue as it performed the research and development activities called for in the grant.
Research and Development
The Company expenses research and development costs as incurred. In certain circumstances, the Company makes nonrefundable advance payments to purchase goods and services for future use in research and development activities pursuant to executory contractual arrangements. In those instances, the Company defers and recognizes an expense in the period that it receives the goods or services.
Stock-Based Compensation
The Company accounts for stock-based compensation expense related to stock options granted to employees and members of the Company’s Board of Directors by estimating the fair value of each stock option on the date of grant using the Black-Scholes model. The Company recognizes stock-based compensation expense using the accelerated multiple-option approach. Under the accelerated multiple-option approach (also known as the graded-vesting method), an entity recognizes compensation expense over the requisite service period for each separately vesting tranche of the award as though the award were in substance multiple awards, resulting in front-loading the expense over the vesting period.

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
Stock options granted to non-employees, which primarily consist of members of the Company’s Scientific Advisory Board, are accounted for using the fair value approach. Stock options granted to non-employees are subject to periodic revaluation over their vesting terms.
Comprehensive Loss
Comprehensive loss is defined as the change in equity during a period from transactions and other events and/or circumstances from non-owner sources. The Company’s only component of other comprehensive loss is unrealized gains (losses) on available-for-sale securities.
Income Taxes
The Company follows the accounting guidance on accounting for uncertainty in income taxes. The guidance prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities.
Beginning in 2009, the Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely than not that the deferred tax assets will be realized.
For the year ended December 31, 2008 and the period from September 6, 2007 (inception) to December 31, 2007, the statements of operations contains no provision for income taxes since the income or loss of the Company flows through to Isis and Alnylam, who are responsible for including their shares of the taxable results of operations in their respective tax returns.
Risks and Uncertainties
The Company is subject to various risks common to companies within the pharmaceutical and biotechnology industries. These include, but are not limited to, development by competitors of new technological innovations; dependence on key personnel and outside relationships; risks

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
2. Significant Accounting Policies (continued)
inherent in the research and development of pharmaceutical and biotechnology products; protection of proprietary technology; estimation by the Company of the size and characteristics of the market for the Company’s products; acceptance of the Company’s products by the country’s regulatory agencies in which the Company may choose to sell its products, as well as acceptance by customers; health care cost containment initiatives; and product liability and compliance with government regulations and agencies, including the U.S. Food and Drug Administration (FDA).
3. Investments
The Company invests its excess cash in commercial paper and debt instruments of financial institutions, corporations, U.S. government sponsored entities, and the U.S. Treasury. As of December 31, 2009, the Company had $14,480,421 in short-term investments of which 79% had one year or less to maturity and 21% had more than one year but less than three years to maturity.
The following table summarizes the Company’s short-term investments:

	Amortized	Unrealized		Estimated
	Cost	Gains	Losses	Fair Value

December 31, 2009
Corporate debt securities	$3,498,213	$8,303	$(1,536)	$3,504,980
Debt securities issued by U.S. government agencies	6,062,405	6,452	(1,172)	6,067,685
Debt securities issued by U.S. Treasury	1,902,869	1,628	(877)	1,903,620

Total securities with a maturity of one year or less	11,463,487	16,383	(3,585)	11,476,285
Corporate debt securities	1,503,921	—	(9,012)	1,494,909
Debt securities issued by U.S. government agencies	508,346	—	(3,197)	505,149
Debt securities issued by U.S. Treasury	1,004,918	—	(840)	1,004,078

Total securities with a maturity of more than one year	3,017,185	—	(13,049)	3,004,136

Total short-term investments	$14,480,672	$16,383	$(16,634)	$14,480,421

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
3. Investments (continued)
Investments the Company considers to be temporarily impaired at December 31, 2009, are as follows:

		Less than 12 months of
		temporary impairment
	Number of	Estimated	Unrealized
	Investments	Fair Value	Losses

Corporate debt securities	4	$2,012,083	$(10,548)
Debt securities issued by U.S. government agencies	2	1,538,587	(4,369)
Debt securities issued by U.S. Treasury	2	2,001,452	(1,717)

Total temporarily impaired securities	8	$5,552,122	$(16,634)

Fair Value Measurements
The Company uses a three-tier fair value hierarchy to prioritize the inputs used in its fair value measurements. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets, which includes money market funds and treasury securities classified as available-for-sale securities; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable, which includes fixed income securities and commercial paper classified as available-for-sale securities; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
3. Investments (continued)
Below is a table of the Company’s assets that it measures at fair value on a recurring basis. For the following major security types, the Company breaks down the inputs used to measure fair value at December 31, 2009:

	Total	Level 1	Level 2	Level 3

Cash equivalents	$2,483,360	$2,483,360	$—	$—
Corporate debt securities	4,999,889	—	4,999,889	—
Debt securities issued by U.S. government agencies	6,572,834	—	6,572,834	—
Debt securities issued by U.S. Treasury	2,907,698	2,907,698	—	—

Total	$16,963,781	$5,391,058	$11,572,723	$—

4. Long-term Obligations
Convertible Note Payable
As part of the strategic alliance with GlaxoSmithKline (GSK) in 2008, the Company sold $5,000,000 of convertible notes to GSK. The principal amount of the GSK note plus interest will convert into the Company’s common stock in the future if it achieves a minimum level of financing with institutional investors. The rate of interest is a floating rate based on the prime rate as published by The Wall Street Journal at the beginning of each calendar quarter; at December 31, 2009, the interest rate was 3.25%. In addition, Isis and Alnylam are guarantors of the note, and if the note does not convert or is not repaid in cash after three years, Isis, Alnylam and the Company may elect to repay the note plus interest with shares of each company’s common stock.
Equipment Financing Arrangement
In September 2009, the Company entered into a $1,000,000 loan agreement to finance its equipment purchases. Upon completing the transaction, the Company drew down the entire $1,000,000 available under the loan agreement. The Company is using the equipment purchased under the loan agreement as collateral. The term of the agreement is three years with principal and interest payable monthly. The interest rate under this arrangement is a fixed rate of 5.9%. The carrying amount at December 31, 2009, was $948,954.

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
4. Long-term Obligations (continued)
Annual debt and other obligation maturities at December 31, 2009, are as follows:

2010	$317,013
2011	336,231
2012	5,637,457
Thereafter	—

Total	$6,290,701

5. Stock Options
2009 Equity Incentive Plan
In February 2009, the Company’s Board of Directors adopted and approved the 2009 Equity Incentive Plan (the 2009 Plan), which provides for the issuance of non-qualified and incentive stock options for the purchase of up to 5,100,000 shares of common stock to Regulus’ employees, members of Regulus’ Board of Directors and members of Regulus’ Scientific Advisory Board. Options expire ten years from the date of grant and vest over a four-year period, with 25% exercisable at the end of one year from the date of the grant and the balance vesting ratably thereafter. At December 31, 2009, a total of 4,847,000 options were outstanding, 2,850,000 shares were exercisable, and 253,000 shares were available for future grant under the 2009 Plan.
In December 2009, the Company’s Board of Directors increased the total number of shares reserved for issuance under the 2009 Plan from 5,100,000 shares to 5,900,000 shares effective January 1, 2010.
Stock-Based Compensation Expense
While the Company was an LLC, Isis granted its stock options to: Isis employees seconded to Regulus; members of Regulus’ Board of Directors; and members of Regulus’ Scientific Advisory Board for their services to the Company. During this time, Alnylam also granted Alnylam stock options to: three officers of Regulus; members of Regulus’ Board of Directors; and members of Regulus’ Scientific Advisory Board for their services to the Company. The Company recognized stock compensation expense related to stock options granted by Isis and Alnylam, on its behalf, with a corresponding increase to stockholders’ equity in 2009 and members’ equity in 2008 and 2007.

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
5. Stock Options (continued)
As part of the Company’s conversion from a LLC to a C-corporation, both Isis and Alnylam modified the stock options that each company had previously granted to Regulus’ employees, members of Regulus’ Board of Directors and Scientific Advisory Board to stop vesting in these stock awards before the awards were fully vested. In conjunction with these modifications, in February 2009, Regulus issued options to purchase its own common stock to Regulus’ employees, members of Regulus’ Board of Directors and members of Regulus’ Scientific Advisory Board. As a result of the modifications made to the Isis stock options, the fair value of the Regulus stock options issued in February 2009 was equal to the unamortized expense of the Isis options. Regulus is amortizing the fair value of those options into expense over the four-year vesting period. For the modifications made to the Alnylam options, Regulus recorded a benefit to reverse the stock compensation that the Company had previously recognized for the unvested portion of the forfeited options.
A summary of the Regulus stock options issued during 2009 is as follows:

		Weighted-	Average
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
			(In Years)
Outstanding at December 31, 2008	—	$—
Granted	4,866,000	$0.19
Exercised	—	$—
Cancelled/forfeited/expired	19,000	$0.19

Outstanding at December 31, 2009	4,847,000	$0.19	9.08	$—

Exercisable at December 31, 2009	2,850,000	$0.19	9.00	$—

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
5. Stock Options (continued)
For the year ended December 31, 2009, the Company used the following weighted-average assumptions in its Black-Scholes calculations, excluding the options that were issued as part of the modification mentioned above:

Year Ended
December 31,
2009
Employee Stock Options:
Risk-free interest rate	2.9%
Dividend yield	0.0%
Volatility	80.0%
Expected Life	6.1 years

Year Ended
December 31,
2009
Board of Director Stock Options:
Risk-free interest rate	2.6%
Dividend yield	0.0%
Volatility	80.4%
Expected Life	6.1 years
Risk-Free Interest Rate. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the stock option grants.
Dividend Yield. The dividend yield assumption is based on the Company’s history and expectation of dividend payouts. The Company has not paid dividends in the past and does not expect to in the future.
Volatility. The volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the pharmaceutical and biotechnology industry in a similar stage of development.
Expected Life. The expected life of employee stock options represents the average of the life of the options and the average vesting period, and is a derived output of the simplified method.

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
5. Stock Options (continued)
Forfeitures. As stock-based compensation expense recognized in the statement of operations is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures. The estimate of forfeitures is based on forfeiture rates of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the pharmaceutical and biotechnology industry in a similar stage of development.
During the year ended December 31, 2009, the Company granted 315,000 options to members of the Scientific Advisory Board to purchase shares of common stock. In connection with the Scientific Advisory Board options, the Company recognized expense of $20,156 during the year ended December 31, 2009.
The Company records stock compensation expense incurred by Isis and Alnylam on its behalf and Regulus stock options with a corresponding increase to stockholders’ equity in 2009 and members’ equity in 2008 and before. The following table summarizes stock compensation expense:

	Year Ended December 31,
	2009	2008	2007(1)

Stock compensation associated with:
Isis stock options	$—	$490,442	$91,975
Alnylam stock options	(527,979)	1,526,142	320,303
Regulus stock options	626,870	—	—

Non-cash stock compensation included in operating expenses	$98,891	$2,016,584	$412,278

(1)	The Period from September 6, 2007 (inception) to December 31, 2007

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
5. Stock Options (continued)
The following table summarizes the allocation of stock compensation expense:

	Year Ended December 31,
	2009	2008	2007(1)

Research and development	$(166,012)	$1,059,506	$237,238
General and administrative	264,903	957,078	175,040

Non-cash stock compensation included in operating expenses	$98,891	$2,016,584	$412,278

(1)	The Period from September 6, 2007 (inception) to December 31, 2007
As of December 31, 2009, total unrecognized compensation cost related to non-vested stock-based compensation plans was $804,216. The Company will adjust total unrecognized compensation cost for future changes in estimated forfeitures. The Company expects to recognize this cost over a weighted-average period of 2.92 years.
6. Stockholders’ Equity
Series A Convertible Preferred Stock
The Company’s Amended and Restated Certificate of Incorporation authorizes the Company to issue 25,000,000 shares of Series A convertible preferred stock. In January 2009, the Company issued a total of 14,900,000 shares of Series A convertible preferred stock to Isis and Alnylam as part of its legal reorganization from an LLC to a C-corporation. At the time of conversion, the number of shares issued to, and subsequent ownership by, Isis and Alnylam reflected their respective ownership percentages in the LLC.
In March 2009, the Company issued 10,000,000 shares of Series A convertible preferred stock at $2.00 per share for total proceeds of $20,000,000. Isis and Alnylam were the sole and equal investors in this financing.
The holders of the Series A convertible preferred stock have the right to convert their Series A convertible preferred stock, at any time, into shares of common stock. The initial conversion rate is one-to-one into common stock. Any accrued but unpaid dividends convert into shares of

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
6. Stockholders’ Equity (continued)
common stock at the then applicable conversion price. The Series A convertible preferred stock, including any accrued but unpaid dividends, will automatically convert into common stock, at the then applicable conversion price, upon the earlier of: (1) holders of at least 66 2/3% majority of the outstanding Series A convertible preferred stock consent to such a conversion, or (2) upon the closing of an underwritten public offering of common stock if the per share public offering price is not less than two times the original purchase price (as adjusted for stock splits, dividends, recapitalizations and the like) and a total offering of not less than $50,000,000 (before deduction of underwriters commissions and expenses).
The preferred stockholders have voting rights equal to the number of common shares they would own upon conversion, which is currently on a one-for-one basis into common stock. In addition, preferred stockholders participate on an as converted basis in any dividends declared or paid to common stockholders.
In the event of any liquidation, dissolution or winding up of the Company, the holders of the Series A Convertible Preferred stock have a per share liquidation preference equal to their original purchase price plus any declared but unpaid dividends.
Common Stock
The Company is authorized to issue up to 32,000,000 shares of common stock. As of December 31, 2009 and 2008, there were no shares of Regulus common stock outstanding.
7. Related-Party Transactions
The Company entered into several agreements with related parties in the ordinary course of business to license intellectual property and to procure administrative and research and development support services.
(a) License and Collaboration Agreement
On September 6, 2007, the Company entered into a License and Collaboration agreement with Isis and Alnylam. Under the License and Collaboration agreement, both Isis and Alnylam granted the Company the exclusive right to use technology, know-how, patents and other intellectual property rights related to the design, development, and manufacture of microRNA therapeutic applications. The licenses granted to the Company are royalty bearing

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
7. Related-Party Transactions (continued)
and sub licensable. Alnylam and Isis retain rights to develop and commercialize on pre-negotiated terms microRNA therapeutic products that the Company decides not to develop either itself or with a partner. In January 2009, the parties amended the License and Collaboration agreement to reflect the Company’s conversion into a C-corporation.
(b) Limited Liability Company Agreement of Regulus Therapeutics LLC
On September 6, 2007, the Company entered into a Limited Liability Company Agreement (the LLC Agreement) with Isis and Alnylam. The LLC Agreement established the Company’s main business focus as the discovery, development, manufacture and commercialization of microRNA therapeutics.
The LLC Agreement also established the Company’s Managing Board of Directors, which consists of up to seven directors. Alnylam and Isis each have the right to designate up to three directors. At least two of the seven directors need to be independent directors and the seventh director is the Company’s President. The independent directors received cash compensation and Isis and Alnylam stock options for service on the Managing Board of Directors.
Additionally, the LLC Agreement established the Company’s Scientific Advisory Board. The Scientific Advisory Board advises the Company as to research goals and plans, and to review and interpret research data. As compensation for serving on the Scientific Advisory Board, members receive cash and annual grants of Isis and Alnylam stock. In January 2009, the LLC Agreement expired in connection with the Company’s conversion to a C-corporation. Beginning in January 2009, members of the Scientific Advisory Board receive cash and annual stock option grants to purchase shares of the Company’s stock.
(c) Services Agreement
On September 6, 2007, the Company entered into a Services Agreement with Isis and Alnylam. Under the Services Agreement, Isis and Alnylam will provide the Company certain research and development services and/or other services, including, without limitation, general and administrative support services, business development services, and intellectual property prosecution and enforcement services, as specifically contemplated by the Operating Plan. As compensation for the services provided during 2007 and 2008, the Company paid Isis and Alnylam an annual rate of $350,000 for each full-time equivalent (the

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
7. Related-Party Transactions (continued)
FTE rate) plus out-of-pocket expenses. The Company did not reimburse Isis or Alnylam for internal general and administrative costs supporting the employees performing the services, as the FTE rate already included these costs.
As part of the Company’s conversion to a C-corporation, in January 2009 the Company, Isis and Alnylam amended and restated the Services Agreement. If requested by the Company, Alnylam will provide services to the Company at the annual FTE rate. In addition, Isis will continue to provide specific research and development services and/or other services, including, without limitation, general and administrative support services, occupancy costs, and intellectual property prosecution and enforcement services, in accordance with an operating plan agreed upon by the Company, Isis and Alnylam. Isis will charge the Company its prorated share of Isis’ costs to provide such services.
The following table summarizes the amounts included in the Company’s balance sheets, which resulted from the Services Agreement among Isis, Alnylam and the Company:

	December 31,
	2009	2008

Payable to Isis	$823,422	$1,953,914
Payable to Alnylam	29,016	106,263

	$852,438	$2,060,177

The following table summarizes the amounts included in the Company’s operating expenses, which resulted from the Company’s activities with Isis:

	Year Ended December 31,
	2009	2008	2007(1)

Services performed by Isis	$2,260,791	$5,260,736	$665,770
Out-of-pocket expenses paid by Isis	698,749	830,630	341,178
Non-cash stock compensation for Isis stock options	—	490,442	91,975

	$2,959,540	$6,581,808	$1,098,923

(1)	The Period from September 6, 2007 (inception) to December 31, 2007

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
7. Related-Party Transactions (continued)
The following table summarizes the amounts included in the Company’s operating expenses, which resulted from the Company’s activities with Alnylam:

	Year Ended December 31,
	2009	2008	2007(1)

Services performed by Alnylam	$43,794	$396,958	$113,596
Out-of-pocket expenses paid by Alnylam	135,347	81,222	8,000
Non-cash stock compensation for Alnylam stock options	(527,979)	1,526,142	320,303

	$(348,838)	$2,004,322	$441,899

(1)	The Period from September 6, 2007 (inception) to December 31, 2007
(d) Investor Rights Agreement; Certificate of Incorporation
As part of the conversion to a C-corporation, in January 2009 the Company, Isis and Alnylam amended the Corporate Services Agreement and entered into an Investor Rights Agreement. The amended Corporate Services Agreement specifies services that Isis and Alnylam will provide to the Company.
The terms of the Investor Rights Agreement and Certificate of Incorporation provide Isis and Alnylam specific rights and privileges, including the right to: separately approve transactions that materially affect the Company; each appoint up to two members of the board of directors; preferential distribution in the event of a sale or liquidation of the Company; and approve the Company’s operating plan.
8. Collaborative Arrangement
In April 2008, the Company entered into a strategic alliance with GSK to discover, develop and market novel microRNA-targeted therapeutics to treat inflammatory diseases such as rheumatoid arthritis and inflammatory bowel disease. The alliance utilizes the Company’s expertise and intellectual property position in the discovery and development of microRNA-targeted therapeutics and provides GSK with an option to license drug candidates directed at four different microRNA targets with relevance in inflammatory disease. The Company will be responsible for the discovery and development of the microRNA antagonists through completion of clinical proof of concept, unless GSK chooses to exercise its option earlier. After exercise of

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
8. Collaborative Arrangement (continued)
the option, GSK will have an exclusive license to develop the relevant microRNA target on a worldwide basis. The Company will have the right to further develop and commercialize any microRNA therapeutics, which GSK chooses not to develop or commercialize.
The Company received $20,000,000 in upfront payments from GSK, including a $15,000,000 option fee and a $5,000,000 convertible note. The Company is amortizing the $15,000,000 option fee into revenue over the Company’s six year period of performance.
9. Income Taxes
Until January 1, 2009, the Company was a limited liability company, which resulted in profit or loss in its operations being passed through to Isis and Alnylam in accordance to provisions set forth in the Limited Liability Company Agreement dated September 6, 2007. Due to the conversion to a C-corporation in 2009, the Company no longer shifted its tax burden or benefit to Isis and Alnylam. As a result, the 2009 tax year is the first year the Company is responsible for its tax liability or benefit. Although the Company had a book loss in 2009, for tax purposes, the Company had to include a significant portion of the GSK upfront payment in its taxable revenue resulting in taxable income.
Significant components of the Company’s deferred tax assets are shown below. The Company uses a valuation allowance to offset the deferred tax assets as realization of such assets has not met the more-likely-than-not threshold.

Year Ended
December 31,
2009
Deferred tax assets:
Research and development tax credits	$283,935
Deferred revenue	4,403,089
Other	80,916

Total deferred tax assets	4,767,940
Deferred tax liability	(271,148)
Valuation allowance	(4,102,576)

Net deferred tax asset	$394,216

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
9. Income Taxes (continued)
The provision for income taxes reported a total tax expense of $140,606. Significant components of the income tax provision are as follows:

Year Ended
December 31,
2009
Current:
Federal	$438,018
State	96,802

534,820

Deferred:
Federal	(394,214)
State	—

(394,214)

Income tax expense	$140,606

A reconciliation of the federal statutory tax rate of 34% to the Company’s effective income tax rate follows:

Year Ended
December 31,
2009
Statutory tax rate	34.0%
State taxes, net of federal benefit	5.8%
Tax credits	7.5%
Change in valuation allowance	(46.9%)
Other	(2.0%)

Effective tax rate	(1.6%)

The Company had federal and California research and development tax credit carryforwards of approximately $80,000 and $310,000, respectively, as of December 31, 2009. The federal research and development tax credit carryforwards will begin to expire in 2029 unless previously utilized. The California research and development tax credit carryforwards are available indefinitely.

Regulus Therapeutics Inc.
Notes to Financial Statements (continued)
9. Income Taxes (continued)
The future utilization of the Company’s research and development credit carryforwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or may occur in the future. The Tax Reform Act of 1986 (the Act) limits a company’s ability to utilize certain tax credit carryforwards in the event of a cumulative change in ownerships in excess of 50% as defined in the Act.
It is the Company’s practice to recognize interest and/or penalties related to income tax matters in income tax expense. The Company recognized no interest or penalties upon adoption or as of December 31, 2009. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within the next 12 months. The Company is subject to taxation in the United States and California. The Company’s tax years for 2007 and forward are subject to examination by the tax authorities in those jurisdictions.
10. Subsequent Events
The Company evaluated subsequent events occurring through February 26, 2010, the date the financial statements were made available to stockholders, for potential recognition or disclosure in its financial statements.
In February 2010, the Company announced completion of a new worldwide strategic alliance with GSK to develop and commercialize microRNA therapeutics targeting miR-122 for the treatment of hepatitis C virus (HCV) infection. The HCV alliance includes upfront and milestone cash payments, in addition to royalties, and expands the ongoing GSK-Regulus Immuno-Inflammatory Disease alliance formed in 2008.